SOFTWARE LICENSING AND EXCLUSIVITY AGREEMENT

This Software Licensing and Exclusivity Agreement (the “Agreement”) is entered into as of September 2, 2021 (the “Effective Date”) and is between Kwikclick, Inc., a Delaware corporation (“Kwikclick”), and NewAge, Inc., a Delaware corporation (“NewAge”). Kwikclick and NewAge may be referred to herein individually as a “Party” or collectively as “Parties.”

INTRODUCTION

WHEREAS, NewAge is a Direct Sales company (as defined below) that offers name brand health, wellness, beauty, nutritional, and other lifestyle products to customers located throughout the world;

WHEREAS, Kwikclick is in the process of launching a proprietary Software (as defined below) that Kwikclick has developed for use in marketing and selling products through social media, mobile media, and computer applications;

WHEREAS, NewAge wants to license the Software for use in NewAge’s social selling platform to market and sell NewAge products to independent distributors and customers through social media, mobile media, and other computer applications;

WHEREAS, the Parties want to allow NewAge exclusive use of the Software within the Direct Sales industry; and

WHEREAS, NewAge and Kwikclick want to collaborate on the launch of the Software in order to increase customer sales and attract social media influencers to NewAge’s business; strengthen NewAge’s social selling platform and opportunity; capitalize on a future trend within the Direct Sales industry; and provide both Parties with a clear competitive advantage in social selling.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereby agrees as follows:

1.DEFINITIONS.

1.1“Affiliate(s)” means any entity controlled by or under common control with NewAge, at the time of execution of the Agreement and any time thereafter, where “control” is defined as (a) the ownership of at least 50% of the equity or beneficial interest of such entity, or (b) any other entity with respect to which NewAge has significant management or operational responsibility (even though NewAge may own less than 50% of the equity of such entity).

1.2“Brand Partner(s)” means any independent distributor located anywhere in the world who has contracted with NewAge and/or its Affiliates to sell NewAge products.

1.3“Direct Sales” means the industry of companies (and any individual company within the direct sales industry) that uses a business model that offers entrepreneurial opportunities to individuals as independent contractors and distributors to market and/or sell products and services, typically outside of a fixed retail establishment, through one-to-one selling, in-home product demonstrations, or online.

1.4“Kwikclick IP” means collectively the name, brand, logos, URLs, copyrights, trademarks, patents, and any other intellectual property owned by Kwikclick through registration, common law, or any other means.

1.5“Launch Date” means the first date on which NewAge Brand Partners and NewAge customers in any NewAge market can access and use the Software, which date will be after the Readiness Date (as defined below). The Launch Date will be September 15, 2021.

1.6“License” means the non-transferable license granted, according to the terms and conditions of this Agreement, by Kwikclick to NewAge to access and utilize the Software to market and sell NewAge products to NewAge Brand Partners and customers through social media, mobile media, and other computer applications.

1.7“Net Contribution” means gross net sales minus cost of goods sold.

1.8“Net Sales” means the portion of revenues generated from product sales that remain after deducting the allowances for any missing or damaged products, product returns, and sales discounts.

1.9“NewAge IP” means collectively the name, brand, logos, URLs, copyrights, trademarks, patents, and any other intellectual property owned by NewAge through registration, common law, or any other means.

1.10“Readiness Date” means the date by which Kwikclick will provide the fully functioning Software to NewAge, which will allow NewAge to load vendors and products for sale to Brand Partners and NewAge customers. The Readiness Date will be on or before September 7, 2021.

1.11“Software” means the communication, sales, and commission-attribution software developed and licensed by Kwikclick, which Software is the subject of this Licensing Agreement.

1.12“Support and Maintenance Services” means technical support, error correction services and support, and enhancements provided by Kwikclick to NewAge in order to use, maintain, and enhance the Software for NewAge, its customers, and its Brand Partners.

2.LICENSE.

2.1License to Use Software. Subject to the terms and conditions of this Agreement, Kwikclick hereby grants to NewAge and its Affiliates the License. NewAge may customize the Software for use in NewAge’s social selling platform, but may not, however, transfer or sublicense the Software to any third-party. Kwikclick will provide instructions and guidelines to NewAge to be followed for installation, implementation, access, and use of the Software by NewAge.

2.2Additional Software. It may become necessary during the Term to provide upgrades to the Software or additional software to enhance the power and/or usability of the Software. If such upgrades or additional software is necessary, the License granted above is sufficient to cover NewAge’s access and use of the upgrade and/or additional software. Kwikclick will provide instructions and guidelines to NewAge to be followed for installation, implementation, access, and use of any additional software by NewAge.

2.3Reservation of Rights. Kwikclick hereby reserves all rights not expressly granted to NewAge under this Agreement.

3.KWIKCLICK SUPPORT AND MAINTENANCE SERVICES. During the Term, Kwikclick will provide technical support, error correction services and support, and enhancements provided by Kwikclick to NewAge in order to use, maintain, and enhances the Software (collectively, the “Support and Maintenance Services”). Kwikclick will provide telephone and online assistance to NewAge for the purpose of answering questions relating to the Software, including (a) clarification of functions and features of the Software; (b) clarification of any documentation provided by Kwikclick relating to the Software; (c) guidance in operation of the Software; and (d) error verification, analysis, and correction, including failure to produce results according to representations and warranties made by Kwikclick. Error verification, analysis, and correction services will be provided by Kwikclick to NewAge 24 hours a day, 7 days a week by technicians sufficiently trained and experienced to identify and resolve most support issues. Kwikclick will provide a current list of technicians and contact information to NewAge to allow NewAge to escalate support issues. If NewAge detects what it considers to be an error in the Software that causes it not to conform to, or produce results according to, Kwikclick’s representations and warranties, then NewAge will notify Kwikclick of the error. Kwikclick will respond generally within one hour of NewAge’s initial request and will work with NewAge to correct the error or develop a workaround for any Software error resulting in downtime.

4.EXCLUSIVITY.

4.1Exclusivity within the Direct Sales Industry. As long as NewAge achieves the Net Sales targets set forth below over a period of three years from the Launch Date, Kwikclick will not license or connect the Software to any Direct Sales company directly or through a third party. The Parties understand and agree that independent distributors or customers of other Direct Sales companies may utilize the Software on an individual consumer basis. Kwikclick will not engage in any activities or that conflict with this exclusivity. In the event of a conflict or a perceived conflict with this Agreement, the Parties will negotiate new or additional terms in good faith to remedy the conflict for the Term of this Agreement and any extension of the Term of this Agreement.

4.2First Two Six-Month Terms. In the first six months from the Launch Date, the total Net Sales generated by NewAge Brand Partners through the Software must be at least

$20,000,000.00 USD, which would result in $800,000.00 USD in commissions for Kwikclick, in order to maintain exclusivity for the six-month Term that follows in the first six months of the Agreement from the Launch Date. If NewAge does not achieve the Net Sales target in this paragraph, NewAge may elect at its discretion to pay any remaining difference of the full amount of the $800,000.00 USD in commissions to Kwikclick in order to maintain exclusivity. In the event that NewAge anticipates that it will not achieve the Net Sales target in the first six months and is unwilling to pay the difference in the commissions to achieve exclusivity, then NewAge will notify Kwikclick in writing at the beginning of month five from the Launch Date that NewAge will not meet the Net Sales targets and will not pay the difference in the commissions to achieve exclusivity. In the second six months from the Launch Date, the total Net Sales generated by NewAge Brand Partners through the Software must be at lease $30,000,000.00 USD, which would result in $1,200,000.00 USD in commissions for Kwikclick, in order to maintain exclusivity for the three-month Term that follows the second six months of the Agreement from the Launch Date. If NewAge does not achieve the Net Sales target in this paragraph, NewAge may elect at its discretion to pay any remaining difference of the full amount of the $1,200,000.00 USD in commissions to Kwikclick in order to maintain exclusivity.

4.3Extension of the Term of Exclusivity. After the first 12 months from the Launch Date, NewAge may extend the term of exclusivity in three-month increments (each three- month increment is a “Term”) by meeting the following quarterly sales targets of Net Sales generated by Brand Partners:

During the second year from the Launch Date:	$25,000,000.00 in Net Sales per quarter
During the third year from the Launch Date:	$37,500,000.00 in Net Sales per quarter

5.LICENSING FEES AND SALES COMMISSIONS.

5.1Licensing Fee. NewAge will pay to Kwickclick a licensing fee of $50,000 per month for the duration of this Agreement. The fee is due on the last day of each month.

5.2Commissions for Sales of NewAge Products in China. For all sales of current NewAge products (products that are currently sold by NewAge in Greater China Market as of the Effective Date) through the Software in the Greater China Market, NewAge will pay a commission to Kwikclick of 3% of Net Sales of the products sold through the Software in that market. NewAge will pay a commission to Kwikclick of 4% of Net Sales of products sold through the Software that are introduced to the Greater China Market by NewAge after the Effective Date. “Greater China Market” means mainland China, Hong Kong, and Taiwan.

5.3Commissions for Sales of NewAge Products in Other Countries. For all sales of NewAge products through the Software in other markets, NewAge will pay a commission to Kwikclick of 4% of Net Sales of the products sold through the Software in that market.

5.4Commissions for Sales of Non-NewAge Products. For all sales of products that are not branded by NewAge, but for which NewAge has an agreement to sell a third-party vendor’s products through the Software, NewAge will pay a commission to Kwikclick that will be the greater of 4% of Net Sales, or 50% of the Net Contribution minus base commissions paid to consumer participants.

5.5Sales Collection and Calculation of Commission. Kwikclick will capture the sales of all NewAge products and non-NewAge products sponsored by NewAge that are made through the Software. Sales will be captured in the currency in which the sales are made according to the market in which the products are sold. Each week, Kwikclick will calculate the commissions owed according to the provisions above and will remit the net revenue to NewAge along with the accounting for the calculation of commissions owed for that week. Upon seven days’ written notice to Kwikclick, NewAge independent auditors may have the right at reasonable times during normal business hours to examine the records of Kwikclick to verify the accuracy of Kwikclick’s collections and calculations of commissions and the remittance by Kwikclick to NewAge of the net revenue of the product sales through the Software.

6.NEWAGE SUPPORT FOR KWIKCLICK. As part of the consideration for the exclusive use of the Software within the Direct Sales industry, NewAge will assist Kwikclick with the following back-office services and will provide the following support to Kwikclick:

6.1Merchant Services. In the event that Kwikclick is unable to activate and integrate its merchant services account in time for the Launch Date, NewAge will allow Kwikclick to use NewAge’s merchant services account to process sales of product through Kwikclick. NewAge will allow the use of the merchant services account at the rates NewAge pays for such services whenever possible. Kwikclick, however, understands and agrees that such simultaneous use may not be possible or may not be possible at the rates that NewAge pays for such services. If possible, NewAge will also provide commercially reasonable assistance to Kwikclick to establish Kwikclick’s own merchant services account.

6.2Transfer of NewAge’s Shanghai Trading Company. NewAge will permanently transfer ownership of its entity named ARIIX Trading (Shanghai) Co., Ltd. to Kwikclick for Kwikclick’s exclusive use. NewAge will assist in the legal transfer of the entity, which transfer must be reviewed and approved by the Ministry of Commerce of the People’s Republic of China. The Parties understand and agree that while NewAge will provide commercially reasonable efforts to transfer the Shanghai entity to Kwikclick, the final approval of the transfer comes from the Ministry of Commerce. NewAge will not be liable to Kwikclick if the Ministry of Commerce delays the transfer or does not approve the transfer.

6.3Marketing. NewAge will promote the use of the Software to its Brand Partners through marketing, regular product introductions, training, and use support.

6.4Personnel. NewAge will designate an employee in each NewAge market to be responsible for the deployment of Kwikclick in that market.

6.5Collaboration. The Parties agree to work together to launch Kwikclick in those markets in which NewAge already operates. NewAge may prioritize the markets on which Kwikclick should focus its efforts. The Parties acknowledge that it will take Kwikclick longer to open certain markets if it does so on its own, so both Parties will collaborate and cooperate on the launching of NewAge’s prioritized markets. Both Parties will dedicate resources to opening the prioritized markets expeditiously. Such collaboration may take the form of sharing personnel, software, know-how, and other resources.

6.6Indemnification. Each Party will fully indemnify, hold harmless, and defend the other Party and its directors, officers, employees, agents, stockholders, and Affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs and expenses (including but not limited to reasonable attorneys’ fees and costs), whether or not involving a third-party claim, which arise out of or relate to any a Party’s provision of back-office services to the other Party. In no event will either Party’s aggregate liability arising out of or related to the provision of back-office services to the other Party and these terms and conditions under any legal or equitable theory, including breach of contract, tort (including negligence), strict liability, and otherwise exceed the total amounts paid to Kwikclick under this Agreement in the one-year period preceding the event giving rise to the claim.

7.SOFTWARE READINESS DATE AND LAUNCH DATE.

7.1Software Readiness Date. Kwikclick will provide the fully functioning Software to NewAge on or before September 7, 2021. At that time, NewAge will be able to load new vendors and products into the Software to sell products through the Software.

7.2Launch Date. The Parties understand and agree that NewAge will need some time between the Readiness Date and the Launch Date in order to prepare for the Launch Date and to work through issues such as commission flows, tax issues, etc. The Launch Date will be September 15, 2021. NewAge reserves the right to launch the Software as beta version in order to test the Software. Regardless of whether NewAge launches the Software as a beta version or a full version, the Term will begin on September 15, 2021.

8.THIRD-PARTY VENDORS.

8.1NewAge Promoting Third-Party Vendors Through the Software. The Parties understand and agree that NewAge will have the right to contract with third-party vendors to sell third-party vendor products through Kwikclick. Kwikclick hereby grants a right of first refusal to NewAge to promote any third-party vendors that are introduced to Kwikclick by parties other than NewAge subject to the agreement of the third-party vendor. “Promote” means that NewAge will promote and sell the vendor’s goods or services to NewAge Brand Partners and NewAge customers through the Software. NewAge will have seven calendar days from the initial introduction to the third-party vendor in order to exercise the right of first refusal to sponsor the third-party vendor. At the expiration of the seven calendar days, if NewAge has not exercised its right of first refusal, Kwikclick will be free to promote the third-party vendor directly through the Software at its discretion.

8.2NewAge Brand Partners, NewAge Customers, and Employees Presenting Third-Party Vendor Promotion Opportunities. From time to time, NewAge Brand Partners, customers, or employees may present to NewAge opportunities to promote third-party vendors through the Software. The Parties understand and agree that such opportunities should be presented directly to NewAge, not to Kwikclick. NewAge at its sole discretion may accept or reject the opportunity to promote a third-party vendor that comes from a Brand Partner, customer, or employee of NewAge. In the event that NewAge rejects such an opportunity, the Parties agree that neither Party wants NewAge Brand Partners, customers, or employees to leave NewAge to promote a third-party vendor opportunity directly with Kwikclick. The Parties will work together to disincentivize NewAge Brand Partners, customers, or employees from attempting to work directly with Kwickclick. Kwikclick agrees not to use any Confidential Information (as defined below), including the Brand Partner database, to entice Brand Partners, customers, or employees to leave NewAge.

9.TERM AND TERMINATION.

9.1Term. During the first year of this Agreement from the Launch Date, a “Term” will be six months each. During the second and third years of this Agreement from the Launch Date, a “Term” will be three months each.

9.2Termination. The Parties may, with Cause, terminate this Agreement at any time. “Cause” includes any one or more of the following: (1) the charge of a felony, or commission or acts of fraud, embezzlement, or the like by one of the Parties or an employee or agent of one of the Parties; (2) material breach by one of the Parties to this Agreement having an adverse effect on the other Party or its business, operations, or financial condition, which breach, if curable, is not cured within 10 days following the breaching Party’s receipt of written notice thereof (such notice will specify in reasonable detail the nature of the material breach and the curative steps, if curable, required to be taken); (3) intentional failure by a Party to perform reasonably assigned duties after the breaching Party has been given written notice by the other Party with respect to such failure and the failing Party has substantially failed to remedy or cure such failure within a reasonable period of time; and (4) becoming insolvent, bankrupt, entering receivership, dissolution, or liquidation. Either Party may terminate this Agreement upon written notice to the other Party if a Party is associated with a security breach that materially adversely affects the other Party or if any directors or officers of a Party are formally accused of fraudulent or illegal conduct which, in the Party’s good faith determination, materially harms the Party’s general reputation or would harm the Party’s reputation by its continued association with the other Party. NewAge may terminate the Agreement at any time if it is not satisfied with the function or performance of the Software.

10.DATA SHARING, INTELLECTUAL PROPERTY OWNERSHIP, CONFIDENTIALITY, AND CONSUMER PRIVACY.

10.1Data Sharing. The Parties anticipate and agree that the following data may be shared with each Party during the Term of this Agreement. This list is not exclusive, and the Parties may share other types of data during the Term as appropriate to the scope of the collaboration between the Parties. All data shared between the Parties are subject to the intellectual property ownership, confidentiality, and consumer privacy provisions of this Agreement.

(a)Items: item details, quantity on hand, price, shipping options, and shipping status;

(b)Brand Partner and NewAge customer information: name, billing address, shipping address, representative identification number, email address, phone number, fax number, and WeChat identification.

10.2Ownership of Intellectual Property.

(a)Customer Information. The Parties agree that they jointly own the consumer information that will be gathered by the Software during either the selling of NewAge’s products to customers through the Software or the selling of non- NewAge products to NewAge’s Brand Partners and NewAge customers through the Software. Such consumer information will include purchase behavioral data, demographic data, and financial data. The Parties further agree that the Parties will jointly own consumer information only for customers who purchase NewAge products through the Software or for purchases made by NewAge’s existing or future Brand Partners and NewAge customers through the Software. All other customer information processed through the Software that is unrelated to NewAge will be owned exclusively by Kwikclick. The NewAge Brand Partner and NewAge customer database and associated Brand Partner and NewAge customer information will be owned exclusively by NewAge. The jointly owned consumer information gathered by the Software may only be used for the benefit of the Parties collectively and may not be sold, transferred, or used for the benefit of only one Party without the written consent of the other Party. All such consumer information will be considered confidential Information (as defined below) and subject to the confidentiality restrictions stated below. The joint ownership of the consumer information by the Parties will survive the termination of this Agreement.

(b)Kwikclick Intellectual Property. Kwikclick is the exclusive owner of the Kwikclick IP (as defined above). Kwikclick is the exclusive owner of all its brand assets, content created by Kwikclick and added to the Software by Kwikclick. Kwikclick owns the relationship (the “Relationship”) with its customers who are not current or NewAge Brand Partners or customers. For the purposes of this Agreement, Relationship is defined as the right to communicate and interact with its customers. Notwithstanding the foregoing, NewAge will have access to and rights to all generic user data and usage data collected as defined and described in the End User License Agreement between Kwikclick and its end users solely for the purposes of improving upon and further developing the Software, and for presenting business development and sponsorship opportunities to Kwikclick.

(c)NewAge Intellectual Property. NewAge is the exclusive owner of the NewAge IP (as defined above). NewAge is the exclusive owner of its Brand Partner and customer database. NewAge is the exclusive owner of all its brand assets, content created by NewAge and added to the Software by NewAge. NewAge owns the relationship (the “Relationship”) with its current and future Brand Partners and customers. For the purposes of this Agreement, Relationship is defined as the right to communicate and interact with its Brand Partners and customers, even those who use the Software. Notwithstanding the foregoing, Kwikclick will have access to and rights to all generic user data and usage data collected as defined and described in the End User License Agreement between Kwikclick and its end users solely for the purposes of improving upon and further developing the Software, and for presenting business development and sponsorship opportunities to NewAge.

(d)No Solicitation or Enticement. Kwikclick will not at any time, without the prior written express consent of NewAge, solicit or entice current or future Brand Partners or NewAge customers to disrupt or to sever their relationships with NewAge for any reason.

10.3Confidentiality. The Parties believe that it is in their mutual interest to ensure that all confidential, proprietary, and private information shared by one Party will be safeguarded and carefully protected by the receiving Party.

(a)Confidential, proprietary, and private information refers to knowledge, data, and/or know-how related to the Parties’ business operations, including, but not limited to, trade secrets, new inventions, designs, specifications for current and new products, plans and processes, customer and supplier lists, and other data concerning the manner in which the business is operated, as well as plans for its future development (the “Information”).

(b)As used herein, the term “Recipient” can mean either Party, or the affiliates, officers, directors, employees, and agents of either, upon disclosure of the Information by the other Party referred to as the “Disclosing Party.” Recipient agrees to keep in confidence and not use the Information, or authorize the use of, the Information other than solely for the purpose of performance under this Agreement. Recipient further agrees that it will keep in confidence and not disclose any part of the Information to a third party or parties for the duration of this Agreement, or in the event that this Agreement is terminated for any reason, for a period of three years after the date this Agreement is terminated, or for a period of 10 years in the case of the NewAge Brand Partner database.

(c)Any obligation of Recipient as set forth in the preceding paragraph will not apply to any information, knowledge, data, and/or know-how that:

(1)Is or becomes public knowledge through no action or fault of the Recipient;

(2)Recipient possessed before the time of disclosure by the Disclosing Party and Recipient can properly demonstrate such prior possession;

(3)Recipient lawfully received from a third party who had the legal right to disclose the same, and who has not received the same from the Disclosing Party; and

(4)Recipient developed independent of the Disclosing Party without the benefit of the Information and Recipient can substantiate such development by reliable and credible evidence.

(d)If Recipient is required to disclose the Information in response to a valid law or regulation or order issued by a court or other governmental body, or for the purpose of establishing its rights under this Agreement, Recipient will notify the Disclosing Party in writing before making the disclosure and will take all reasonable steps to preserve the confidentiality of the Information, including, but not limited to, assisting the Disclosing Party to obtain a judicial or administrative order of confidentiality, and will thereafter disclose only so much as is necessary to comply with the law, regulation, or order, or to establish its rights under this Agreement.

(e)Recipient agrees that it will disclose the Information only to those employees or personnel who have a need to know it for the purpose of this Agreement, and to obligate its employees or personnel who will have access to any portion of the Information to protect the confidential and proprietary nature of the Information.

(f)Recipient will satisfy its obligations to protect the Information of the Disclosing Party from misuse or unauthorized disclosure by exercising reasonable care. Such care will include safeguarding and protecting the Information using those practices that the Recipient normally uses to restrict disclosure and use of its own Information of like importance.

(g)Recipient’s obligations regarding the Information as set forth herein will apply to all Information, whether or not the Information is expressly designated “Confidential.” Disclosing Party, however, will exercise reasonable diligence in notifying Recipient in writing or orally what Information the Disclosing Party deems confidential or proprietary in nature.

(h)Unless otherwise specified in writing, Recipient acknowledges and agrees that Disclosing Party remains the sole and exclusive owner of all rights in and to the Information disclosed, and if so requested, the Recipient will return to Disclosing Party, or destroy, all Information, in whatever format, in the possession or control of the Recipient, including all originals, copies, reprints, and translations thereof. If such works are deleted, erased, or otherwise destroyed, the Recipient will certify to the Disclosing Party in writing to such deletion, erasure, or destruction. Notwithstanding such return, delivery, or destruction, the Recipient will continue to be bound by all of its obligations hereunder. Furthermore, Recipient will not use the Information to produce, duplicate, or otherwise form or create any competitive product or service.

(i)Other than as stated above, this Agreement will in no way be construed as the grant of a license by either Party to the other directly or indirectly under any patent, patent application, other intellectual property, intellectual property application, or other form of proprietary property owned by the Disclosing Party.

(j)To the extent Disclosing Party pays Recipient to develop or create materials, ideas, designs, specifications of new products, plans, processes, or other such trade secrets on an independent contractor, work-for-hire basis, they will be considered to have become part of the Information as of the date of creation or development.

(k)The Parties to this Agreement agree that without regard to whether all of the information and materials constituting the Information as revealed to Recipient will be deemed confidential, material, or important as between the Parties; the Information is important, material, and gravely affects the effective and successful conduct of Disclosing Party’s business and that any breach of this confidentiality provision will be a material breach, which will result in immediate, continuing, and irreparable harm to the Disclosing Party; and Recipient consents to appropriate remedies, including injunctive relief, in the event of such breach.

(l)The Parties state that they have full authority to disclose any Information contemplated herein. To the best of its knowledge, each Party represents that disclosure of the Information referenced herein will not violate the rights of any third party.

(m)The Disclosing Party makes no express or implied representation or warranty as to the accuracy or completeness of the Information provided or derived according to this Agreement, and it expressly disclaims any and all liability that may be based on the Information or any errors therein or omissions therefrom.

(n)Recipient cannot use the Information to create, enhance, or promote a product or service that competes with the products and services contemplated by this Agreement, and Recipient cannot share the Information with a third-party to create, enhance, or promote a product or service that competes with the products or services contemplated by this Agreement.

10.4Data Privacy, Compliance, and Audits.

(a)Data Privacy Compliance. The Parties acknowledge and agree that each Party will remain in compliance with all applicable laws and regulations that govern data privacy in the jurisdictions in which the Parties operate (laws such as, but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), the California Consumer Privacy Act (“CCPA”), and other privacy laws and regulations that are now in effect or may yet come into effect). The Parties will each implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Parties’ shareholders, employees, directors, officers, Brand Partners, and customers that the Parties receive, store, maintain, process, or otherwise accesses in connection with the provision of services hereunder. The Parties will remain compliant with their respective written information security programs. For these purposes, “personal information” will mean (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) social security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account or (b) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” will not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

(b)Audits and Inspections. The Parties acknowledge and agree that each Party will maintain a current version of the written information security program stated above in order to provide it to auditors and other professionals or regulators that may audit either or both Parties from time to time. Each Party reserves the right to audit the other Party to ensure that the appropriate current version of the written information security program is available. Upon seven days’ written notice to either Party, the requesting Party’s independent auditors may have the right at reasonable times during normal business hours to examine the records of the other Party to verify the existence of the current written information security program and to verify compliance with that program and compliance with all applicable privacy laws and regulations in the jurisdictions in which the Parties operate, including, but not limited to, the GDPR and CCPA.

10.5End User License Agreement and Privacy Policy. Upon using the Software for the first time, each user will be prompted to accept terms and conditions and approve a user privacy policy (“Privacy Policy”) when the user sets up a profile. It is Kwikclick’s responsibility to provide the End User License Agreement (“EULA”) and Privacy Policy for the Software and ensure that the EULA and Privacy Policy comply with all applicable laws and regulations. Kwikclick has a “templated” EULA and privacy policy that may be shared with and customized by NewAge, but NewAge is not responsible for verifying that EULA and Privacy Policy language complies with all applicable laws and regulations, even if NewAge supplies or modifies such templated language.

10.6Survival. The Parties' obligations under sections 10.2 Ownership of Intellectual Property,

10.3 Confidentiality, and 10.4 Data Privacy, Compliance, and Audits will survive the termination of this Agreement.

11.REPRESENTATIONS AND WARRANTIES.

11.1Ownership and Authorization. Kwikclick hereby represents and warrants to NewAge that Kwikclick is the owner of the Software and that it is fully authorized to license the Software to NewAge. Kwikclick represents, warrants, and agrees that: Kwikclick has all intellectual property rights necessary to license the Software to NewAge according to the terms of this Agreement; Kwikclick is the sole owner or is a valid licensee of the Software and has secured all necessary licenses, consents, and authorizations with respect to the use of the Software to the full extent contemplated herein, including, but not limited to: all source code, text, pictures, audio, video, logos and copy contained therein; the Software does not and will not infringe upon any patent, copyright, trademark or other proprietary right or violate any trade secret or other contractual right of any third party; and there is currently no actual or threatened suit against Kwikclick by any third party based on an alleged violation of such right. This warranty will survive the expiration or termination of this Agreement.

11.2“As Is.” Kwikclick offers the Software “as is.” In the event NewAge believes that the Software is not performing as expected, NewAge will notify Kwikclick, and Kwikclick will use its best commercial efforts to correct any error or defect in the Software or in the services provided by Kwikclick to NewAge through the Software.

11.3Support and Maintenance Services. Kwikclick represents, warrants, and agrees that it will perform its obligations required by this Agreement in a good, workmanlike, and professional manner, according to the highest applicable industry practices and standards and in compliance with all applicable laws and regulations; provided, however, that where this Agreement specifies a particular standard or criteria for performance, this warranty shall not diminish that standard or criteria for performance.

12.RELATED PARTY DISCLOSURE AND INCENTIVES. In the interest of avoiding any potential conflicts of interest, Kwikclick will provide NewAge, before execution of this Agreement, with a list of NewAge employees who have a financial interest in Kwikclick. Kwikclick will not offer any financial compensation as an enticement or a reward, in the form of cash or stock, to any NewAge employee without the express written consent of NewAge. Notwithstanding this condition, Kwikclick will have the right to sell its stock to any individual on any public stock exchange at the prevailing market price.

13.PUBLIC ANNOUNCEMENTS. The Parties will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and, subject to any applicable disclosure requirements, will not issue any such press release or make any such public statement without providing reasonable notice to the other Party of the intent to do so.

14.MISCELLANEOUS.

14.1Prior Agreements and Engagement. Both Parties represent and warrant that each Party’s engagement under this Agreement does not violate any other agreement to which either is a party, nor violate or breach any confidential relationship between any other parties. Both Parties further agree that they will not use for each other’s benefit or disclose any confidential information of any third party which either party is prohibited by agreement (such as an agreement with another client) or otherwise from so using or disclosing such confidential information. Both Parties represent that both Parties have disclosed to each other any such confidential relationships and relevant agreements and prohibitions. Both Parties agree to indemnify and hold each other harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from breach of this Section.

14.2Assignment. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated, or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party, except as otherwise provided in this Agreement. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation, or other transfer not permitted by this Section is void.

14.3Notices.

(a)For a notice or other communication under this Agreement to be valid, it must be in writing and delivered (1) by hand, (2) by a national transportation company, with all fees prepaid, or (3) by registered or certified mail, return receipt requested and postage prepaid.

(b)For a notice or other communication to a Party under this Agreement to be valid, it must be addressed using the information specified below for that Party.

To NewAge:	NewAge, Inc.
2420 17th Street, Suite 220
Denver, CO 80202 Attention: Brent Willis

Copy to:

NewAge, Inc. 737 E 1180 S
American Fork, UT 84003 Attention: Tyler Jones

To Kwikclick:	Kwikclick, Inc.
Attn: Teressa Toombs 876 East Vine Street Murray, Utah 84107
Copy to the current residence of Fred Cooper: 1284 Hidden Quail Cove
Farmington, Utah 84025

14.4Severability. The Parties agree as follows:

(a)that if any provision of this Agreement is held to be unenforceable, then that provision will be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded;

(b)that if an unenforceable provision is modified or disregarded in accordance with this section, then the rest of the Agreement will remain in effect as written; and

(c)that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable.

14.5Governing Law. The laws of the state of Utah, without giving effect to its principles of conflicts of law, govern this Agreement and govern all matters of validity, construction, effect, performance, adversarial proceedings, and all other matters arising out of this Agreement.

14.6Jurisdiction, Venue, and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN SALT LAKE CITY, UTAH AND ANY APPELLATE COURT THEREFROM, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF THIS AGREEMENT OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

14.7Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile or electronic image scan, receipt acknowledged to the other Party.

14.8Entirety of Agreement. This Agreement constitutes the entire Agreement between the Parties regarding the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement, or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement, or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforcestrict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

The Parties are entering into this Agreement as of the Effective Date.

NewAge, Inc.		Kwikclick, Inc.

	/s/ Brent Willis		/s/ Fred W. Cooper
By:		By:
	Name: Brent Willis		Name: Fred W. Cooper
	Its: Chief Executive Officer		Its: Chief Executive Officer